CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated September 26, 2018, relating to the financial statements and financial highlights of Change Finance U.S. Large Cap Fossil Fuel Free ETF, a series of ETF Series Solutions, for the period ended July 31, 2018, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
Cohen & Company, Ltd.
Milwaukee, Wisconsin
November 27, 2018